Exhibit (a)(5)(F)

For Immediate Release

AMCOL International Corporation Confirms Receipt of Revised,

Unsolicited Proposal from Minerals Technologies

HOFFMAN ESTATES, IL – Feb. 24, 2014 – AMCOL International Corporation (NYSE: ACO) (“AMCOL” or the “Company”) today confirmed that it has received a revised, unsolicited proposal from Minerals Technologies Inc. (NYSE: MTX) (“MTI”) to acquire all of the outstanding shares of the Company at a price per share of $42.50 in cash (the “Revised MTI Proposal”). The Revised MTI Proposal is dependent on MTI’s receipt of sufficient financing for the transaction pursuant to MTI’s commitment letter with its lenders and proposes the payment by MTI of a reverse break-up fee to the Company if such financing is not obtained.

The AMCOL Board of Directors, in consultation with its financial and legal advisors, will carefully review and consider the Revised MTI Proposal and pursue the course of action that it believes is in the best interests of the Company’s stockholders.

As previously announced, on February 11, 2014, AMCOL entered into a definitive merger agreement with Imerys S.A. (the “Imerys Agreement”) pursuant to which AMCOL shareholders would receive $41.00 per share in cash for each share of AMCOL common stock that they own. There can be no assurance that AMCOL’s Board of Directors will determine the Revised MTI Proposal to be superior to the Imerys Agreement. Furthermore, the AMCOL Board of Directors continues to recommend the transaction with Imerys to its stockholders and is not withdrawing its recommendation, or proposing to do so, at this time.

Goldman, Sachs & Co. is serving as exclusive financial advisor to the Company and Kirkland & Ellis LLP is serving as counsel to the Company.

About AMCOL

AMCOL, headquartered in Hoffman Estates, IL., USA, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include the ability of Imerys and the Company to complete the transactions contemplated by the Imerys Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Imerys Agreement and the possibility of any termination of the Imerys Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the tender offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; other risks and uncertainties pertaining to the business of the Company detailed in its filings with the Securities and Exchange Commission (the “SEC”) from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2012. The reader is cautioned not to unduly rely on these forward-looking statements. Imerys and the Company expressly disclaim any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy shares of the Company’s common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Parent or Purchaser has filed with the SEC. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company and Imerys have mailed these documents to the Company’s stockholders. In addition, investors are able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the Company on Schedule 14D-9 and related materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.amcol.com. Investors are advised to read these documents, including the Solicitation/Recommendation Statement of the Company and any amendments thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to the tender offer because they contain important information, including the terms and conditions of the tender offer.

AMCOL Investor Relations Contact:

Donald W. Pearson

Senior Vice President and CFO

Tel. (847) 851-1500

Email: Email Contact

AMCOL Media Relations Contact:

Eric Brielmann / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449